Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Second-Quarter 2018 Results
Top-line growth achieved in all segments.
Second-Quarter Highlights:

•	Total company revenue up 8 percent year-over-year

•	Salt segment operating earnings up 17 percent versus prior year

•	Year-over-year sales volume and revenue growth in both Plant Nutrition segments

•	New labor agreement reached with Goderich mine employees

•	Cash flow from operations increased 25 percent from prior year to $181.6 million

•	Full-year 2018 earnings-per-share outlook unchanged at $2.75 to $3.25

OVERLAND PARK, Kan. (August 6, 2018) – Compass Minerals (NYSE: CMP) reported a second-quarter net loss of $7.6 million, or $0.23 per diluted share, compared to a net loss of $6.4 million, or $0.19 per diluted share, in the prior-year period. Operating earnings in the second quarter declined 53 percent from 2017 results due to increased depreciation expense. Adjusted EBITDA increased 13 percent from second-quarter 2017 results.

“Our second quarter is typically our lowest earnings period, however I am pleased that we delivered top-line growth across all our businesses. This provides a strong indicator that the fundamental market conditions for our businesses globally have continued to improve in 2018,” said Fran Malecha, Compass Minerals’ president and CEO. “I believe we are now better positioned to deliver on our efficiency investments in our salt business, drive growth in our specialty plant nutrition business and capitalize on strong grower economics in South America.”

Compass Minerals Reports Second Quarter Earnings

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Sales	$246.7	$228.0	$684.6	$615.8
Operating earnings	$2.8	$6.0	$29.4	$47.4
Operating margin	1.1%	2.6%	4.3%	7.7%
Net (loss) earnings	$(7.6)	$(6.4)	$5.0	$15.1
Diluted net (loss) earnings per share	$(0.23)	$(0.19)	$0.14	$0.44
EBITDA(1)	$37.5	$32.4	$102.5	$102.3
Adjusted EBITDA(1)	$38.5	$34.2	$99.3	$104.0

(1)
EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

SALT BUSINESS SUMMARY
Second-quarter salt segment revenue increased 11 percent from $109.0 million in the 2017 second quarter to $121.1 million in the second quarter of 2018, as a 17 percent increase in sales volumes was partially offset by a 5 percent decline in average selling prices. Salt segment sales volumes benefited from a 27 percent increase in highway deicing demand driven primarily by a combination of increased demand in North America from April snow events and robust early summer restocking orders in the U.K. The decline in average selling prices was driven by a shift in sales mix in favor of highway deicing products, which have a lower average selling price compared to consumer and industrial products.

Salt segment operating earnings increased $1.8 million, or 17 percent, to $12.5 million from second-quarter 2017 results of $10.7 million. Operating earnings margin for the segment expanded to 10.3 percent from 9.8 percent in the year-ago quarter primarily as a result of improved operating rates in the U.K. and a more profitable sales mix. Salt segment EBITDA increased 14 percent to $26.6 million compared to $23.4 million in the second quarter of 2017.

Goderich Mine Update
On July 16, 2018, unionized employees at the company's Goderich, Ontario, mine ratified a new three-year collective bargaining agreement ending an 11-week strike. The new agreement further aligns our operations with our investments in continuous mining and provides the flexibility to operate the mine more efficiently.

Compass Minerals Reports Second Quarter Earnings

Bid Season Update
Approximately 75 percent of the annual North American highway deicing bidding process has been completed. While market-wide average bid volumes have increased this season compared to the 2017-2018 season, the company currently does not expect to increase salt sales volume expectations for 2018 due to production constraints. These constraints are due to the impact of the ongoing ramping up of production following the 11-week strike at the Goderich mine, which included an unexpected 7-day full work stoppage near the end of the strike. The company’s bid season results to date indicate that Compass Minerals’ expected average contract price will increase approximately 15 percent versus prior-season’s results.

PLANT NUTRITION BUSINESS SUMMARY
Steady demand in North America for sulfate of potash (SOP) and micronutrients combined with a surge in pre-season demand for specialty nutrients in Brazil driven by attractive crop economics resulted in year-over-year increases in second-quarter 2018 sales volume and revenue for Compass Minerals' Plant Nutrition business.

Modest improvements in sales volumes and average selling prices resulted in a 3 percent increase in Plant Nutrition North America segment revenue to $51.8 million from $50.5 million in the second quarter of 2017.

Operating earnings for the Plant Nutrition North America segment dropped $3.4 million from second-quarter 2017 results to $4.2 million. While the company reported a significant decline in segment logistics costs, increased production costs resulting from a year-over-year step-up in depreciation expense pressured earnings and compressed operating margins. The increased depreciation expense was driven by the commissioning of new production assets at the company's Ogden, Utah, SOP plant. The segment's EBITDA rose 6 percent to $17.2 million in the second quarter of 2018 from $16.2 million in the prior-year period.

Plant Nutrition South America segment revenue rose 8 percent to $71.1 million from second-quarter 2017 results of $66.1 million as sales volumes increased 5 percent and average selling prices improved 2 percent. Strong pre-season demand for specialty nutrients pushed agriculture sales volumes up 14 percent year-over-year, while chemical solutions sales volumes declined 4 percent. Average selling prices for agriculture products improved 4 percent from 2017 second-quarter results primarily due to sales mix and increased raw material cost passed through to customers. Chemical solutions average price declined 5 percent. While both businesses experienced disruptions in May due to the national truckers' strike in Brazil, the company expects growth in agriculture sales through the rest of the year to offset much of the impact from all lost sales in the second quarter. Year-over-year changes in the weighted average exchange rate of the Brazilian reais to the U.S. dollar negatively impacted our second-quarter 2018 Plant Nutrition South America revenue and average selling price results by 11 percent.

Compass Minerals Reports Second Quarter Earnings

Plant Nutrition South America operating earnings for the 2018 second quarter were $0.7 million compared to $0.8 million in 2017, a decline of 13 percent primarily driven by foreign currency translation. EBITDA for the segment increased to $6.7 million from $6.4 million in the 2017 second quarter.

OTHER FINANCIAL HIGHLIGHTS
Cash flow from operations increased 25 percent to $181.6 million from second-quarter 2017 results, primarily due to a year-over-year improvement in working capital.

Interest expense increased $2.6 million from prior-year expense of $12.3 million as a result of higher interest rates on the floating-rate debt held by the company in the U.S.

The company now expects a full-year 2018 tax rate of 21 percent, down from prior estimate of 25 percent, due to discrete tax benefits and shifts in our pre-tax earnings by jurisdiction.

OUTLOOK
Strong fundamentals in the highway deicing markets in North America and the U.K. are expected to result in improved pricing and increased sales volumes for the remainder of 2018 compared to prior-year results, assuming average winter weather. Some of the benefits of increased pricing, however, are expected to be offset by increased logistics costs and Goderich post-strike transition impacts.

Plant Nutrition North America revenue in the second half of the year is expected to benefit from steady demand in the fall fertilizer season across all product lines. As a result, our full-year Plant Nutrition North America sales volume guidance has increased modestly. We also expect year-over-year revenue growth to continue for the second half of 2018 at operating margins similar to prior-year results.

Improving grower economics in Brazil due to crop prices and the strong U.S. dollar are expected to drive robust demand for our Plant Nutrition South America products. Given these factors, we expect year-over-year growth in revenue for the second half of 2018 with similar operating

Compass Minerals Reports Second Quarter Earnings

margins to second-half 2017 results, although further weakening of the Brazilian reais may mute some of the growth when translated into U.S. dollars.

2018 OUTLOOK: FULL YEAR EPS - $2.75 to $3.25
	2H18	FY18
Salt Segment
Volume		11.8 million to 12.3 million tons
Revenue	$440 million to $470 million
Operating earnings margin	23% to 25%
Plant Nutrition North America Segment
Volume		340,000 to 360,000 tons
Revenue	$115 million to $135 million
Operating earnings margin	12% to 14%
Plant Nutrition South America Segment
Volume		750,000 to 875,000 tons
Revenue	$250 million to $275 million
Operating earnings margin	18% to 20%
Corporate
Corporate and other expense		~$59 million
Interest expense		~$57 million
Depreciation, depletion and amortization		~$140 million
Capital expenditures		less than $100 million
Effective tax rate		~21%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, August 7, 2018, at 10:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 2495553. Outside of the U.S. and Canada, callers may dial 720-452-9074. Replays of the call will be available on the company’s website. A summary of the company’s performance is included in a presentation available at www.investors.compassminerals.com.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company

Compass Minerals Reports Second Quarter Earnings

produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hefner
Director of Investor Relations	Director of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods, cost of capital and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and Adjusted EBITDA to assess its consolidated and segment operating performance and return on capital against other companies and to evaluate potential acquisitions or other capital projects. These measures are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential

Compass Minerals Reports Second Quarter Earnings

inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about market conditions and fundamentals; the company's ability to deliver on investments, drive growth and capitalize on grower economics; bid season results, including contract prices; agriculture sales; Goderich strike impacts and production constraints; fertilizer demand; farmer economics; demand for our products; exchange rates; and the company’s outlook for the second half of 2018 and the full year of 2018, including its expectations regarding earnings per share (“EPS”), volumes, revenue, operating earnings margin, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its cost savings initiatives, and (vi) impacts of the Goderich mine strike, including any work stoppages or slowdowns. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2017, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, and June 30, 2018, filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net (loss) earnings	$(7.6)	$(6.4)	$5.0	$15.1
Interest expense	14.9	12.3	28.6	26.0
Income tax (benefit) expense	(5.1)	(1.5)	(0.7)	4.8
Depreciation, depletion and amortization	35.3	28.0	69.6	56.4
EBITDA	$37.5	$32.4	$102.5	$102.3
Adjustments to EBITDA:
Other expense (income), net(1)	1.0	1.8	(3.2)	1.7
Adjusted EBITDA	$38.5	$34.2	$99.3	$104.0

(1)	Primarily includes interest income and foreign exchange gains and losses.

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Sales	$121.1	$109.0	$437.0	$383.8
Operating earnings	$12.5	$10.7	$46.6	$56.1
Operating margin	10.3%	9.8%	10.7%	14.6%
EBITDA(1)	$26.6	$23.4	$75.4	$81.7
EBITDA(1) margin	22.0%	21.5%	17.3%	21.3%
Sales volumes (in thousands of tons):
Highway deicing	1,201	948	5,463	4,439
Consumer and industrial	403	424	905	966
Total salt	1,604	1,372	6,368	5,405
Average sales prices (per ton):
Highway deicing	$50.40	$49.95	$54.18	$54.12
Consumer and industrial	$150.29	$145.32	$155.83	$148.65
Total salt	$75.47	$79.44	$68.62	$71.01

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$12.5	$10.7	$46.6	$56.1
Depreciation, depletion and amortization	14.1	12.7	28.8	25.6
Segment EBITDA	$26.6	$23.4	$75.4	$81.7
Segment sales	121.1	109.0	437.0	383.8
Segment EBITDA margin	22.0%	21.5%	17.3%	21.3%

Compass Minerals Reports Second Quarter Earnings

Plant Nutrition North America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Sales	$51.8	$50.5	$104.7	$99.7
Operating earnings	$4.2	$7.6	$9.1	$15.2
Operating margin	8.1%	15.0%	8.7%	15.2%
EBITDA(1)	$17.2	$16.2	$33.4	$32.7
EBITDA(1) margin	33.2%	32.1%	31.9%	32.8%
Sales volumes (in thousands of tons)	80	78	167	157
Average sales price (per ton)	$644	$642	$626	$633

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition North America Segment EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$4.2	$7.6	$9.1	$15.2
Depreciation, depletion and amortization	13.0	8.6	24.3	17.5
Segment EBITDA	$17.2	$16.2	$33.4	$32.7
Segment sales	51.8	50.5	104.7	99.7
Segment EBITDA margin	33.2%	32.1%	31.9%	32.8%

Plant Nutrition South America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Sales	$71.1	$66.1	$137.4	$127.4
Operating earnings	$0.7	$0.8	$1.5	$2.6
Operating margin	1.0%	1.2%	1.1%	2.0%
EBITDA(1)	$6.7	$6.4	$13.3	$13.5
EBITDA(1) margin	9.4%	9.7%	9.7%	10.6%
Sales volumes (in thousands of tons)
Agriculture	90	79	151	139
Chemical solutions	69	72	148	144
Total sales volumes	159	151	299	283
Average sales prices (per ton):
Agriculture	$538	$519	$582	$553
Chemical solutions	$331	$350	$336	$352
Total Plant Nutrition South America	$448	$439	$460	$451

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$0.7	$0.8	$1.5	$2.6
Depreciation, depletion and amortization	5.6	5.4	11.5	10.7
Earnings in equity method investee	0.4	0.2	0.3	0.2
Segment EBITDA	$6.7	$6.4	$13.3	$13.5
Segment sales	71.1	66.1	137.4	127.4
Segment EBITDA margin	9.4%	9.7%	9.7%	10.6%

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Sales	$246.7	$228.0	$684.6	$615.8
Shipping and handling cost	49.8	40.6	169.9	134.3
Product cost	154.4	142.5	406.8	355.0
Gross profit	42.5	44.9	107.9	126.5
Selling, general and administrative expenses	39.7	38.9	78.5	79.1
Operating earnings	2.8	6.0	29.4	47.4
Other expense (income):
Interest expense	14.9	12.3	28.6	26.0
Net earnings in equity investee	(0.4)	(0.2)	(0.3)	(0.2)
Other, net	1.0	1.8	(3.2)	1.7
(Loss) earnings before income taxes	(12.7)	(7.9)	4.3	19.9
Income tax (benefit) expense	(5.1)	(1.5)	(0.7)	4.8
Net (loss) earnings	$(7.6)	$(6.4)	$5.0	$15.1
Basic net (loss) earnings per common share	$(0.23)	$(0.19)	$0.14	$0.44
Diluted net (loss) earnings per common share	$(0.23)	$(0.19)	$0.14	$0.44
Cash dividends per share	$0.72	$0.72	$1.44	$1.44
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,850	33,823	33,843	33,813
Diluted	33,850	33,823	33,843	33,813

(1)
Excludes weighted participating securities include RSUs and PSUs that receive non-forfeitable dividends which consist of 191,000 and 177,000 weighted participating securities for the three and six months ended June 30, 2018, respectively, and 169,000 and 163,000 weighted participating securities for the three and six months ended June 30, 2017, respectively.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	June 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$40.8	$36.6
Receivables, net	174.6	344.5
Inventories	247.7	289.9
Other current assets	83.7	66.5
Property, plant and equipment, net	1,077.5	1,138.1
Intangible and other noncurrent assets	650.0	695.4
Total assets	$2,274.3	$2,571.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$29.9	$32.1
Other current liabilities	175.6	235.9
Long-term debt, net of current portion	1,255.1	1,330.4
Deferred income taxes and other noncurrent liabilities	263.2	278.0
Total stockholders' equity	550.5	694.6
Total liabilities and stockholders' equity	$2,274.3	$2,571.0

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended June 30,
	2018	2017
Net cash provided by operating activities	$181.6	$145.1

Cash flows from investing activities:
Capital expenditures	(52.1)	(55.6)
Other, net	(1.5)	(2.7)

Net cash used in investing activities	(53.6)	(58.3)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	249.3	100.3
Principal payments on revolving credit facility borrowings	(322.2)	(122.6)
Proceeds from issuance of long-term debt	16.8	11.6
Principal payments on long-term debt	(11.2)	(59.2)
Acquisition-related contingent consideration payment	—	(14.7)
Dividends paid	(49.0)	(48.9)
Deferred financing costs	(0.3)	(0.2)
Proceeds received from stock option exercises	—	0.3
Other, net	(0.5)	1.0

Net cash used in financing activities	(117.1)	(132.4)
Effect of exchange rate changes on cash and cash equivalents	(6.7)	2.1
Net change in cash and cash equivalents	4.2	(43.5)
Cash and cash equivalents, beginning of the year	36.6	77.4

Cash and cash equivalents, end of period	$40.8	$33.9

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended June 30, 2018	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(a)	Total
Sales to external customers	$121.1	$51.8	$71.1	$2.7	$246.7
Intersegment sales	—	2.2	1.1	(3.3)	—
Shipping and handling cost	39.4	6.2	4.2	—	49.8
Operating earnings (loss)	12.5	4.2	0.7	(14.6)	2.8
Depreciation, depletion and amortization	14.1	13.0	5.6	2.6	35.3
Total assets (as of end of period)	830.7	584.2	726.2	133.2	2,274.3

Three Months Ended June 30, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(a)	Total
Sales to external customers	$109.0	$50.5	$66.1	$2.4	$228.0
Intersegment sales	—	2.0	—	(2.0)	—
Shipping and handling cost	29.7	6.9	4.0	—	40.6
Operating earnings (loss)	10.7	7.6	0.8	(13.1)	6.0
Depreciation, depletion and amortization	12.7	8.6	5.4	1.3	28.0
Total assets (as of end of period)	868.0	582.9	790.0	57.0	2,297.9

Six Months Ended June 30, 2018	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(a)	Total
Sales to external customers	$437.0	$104.7	$137.4	$5.5	$684.6
Intersegment sales	—	2.4	1.5	(3.9)	—
Shipping and handling cost	148.9	12.6	8.4	—	169.9
Operating earnings (loss)	46.6	9.1	1.5	(27.8)	29.4
Depreciation, depletion and amortization	28.8	24.3	11.5	5.0	69.6

Six Months Ended June 30, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(a)	Total
Sales to external customers	$383.8	$99.7	$127.4	$4.9	$615.8
Intersegment sales	—	2.9	—	(2.9)	—
Shipping and handling cost	112.7	13.6	8.0	—	134.3
Operating earnings (loss)	56.1	15.2	2.6	(26.5)	47.4
Depreciation, depletion and amortization	25.6	17.5	10.7	2.6	56.4

(a)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead, including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.